                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
August 2, 2017	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2017 Third Quarter Results and Raises Financial Outlook for Fiscal 2017

•	Reported net sales increased 3.0% in the third fiscal quarter versus the prior year due to incremental net sales from the auto care acquisition

•	Diluted EPS was $0.40 in the third fiscal quarter compared to $0.39 in the prior year third quarter, and Adjusted Diluted EPS was $0.43 compared to $0.32 in the prior year third quarter, up 34%

•	Increases full year adjusted EPS outlook to $2.85 to $2.90

St. Louis —August 2, 2017—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter, which ended June 30, 2017. For the third fiscal quarter, net earnings were $24.9 million, or $0.40 per diluted share, compared to $24.2 million, or $0.39 per diluted share, in the prior year third quarter. Adjusted net earnings in the third quarter were $26.7 million, or $0.43 per diluted share, compared to adjusted net earnings of $20.1 million, or $0.32 per diluted share, in the prior year third quarter.

"We continue to execute against our strategic priorities of leading with innovation, driving productivity and operating with excellence," said Alan Hoskins, Chief Executive Officer. "Our strong results this quarter are primarily a result of our continued focus on simplifying and standardizing our business around the world. In addition, our auto care acquisition integration is now substantially complete, and the business has delivered on our accretion goal with $0.17 per share in the first full year of ownership. We are leveraging this strong performance to continue investing in the positioning of our portfolio to capitalize on category trends which will benefit us in the long-term."

Third Quarter 2017 Financial Highlights (Unaudited)
The following is a summary of key third fiscal quarter results. All comparisons are with the third quarter of fiscal 2016 unless otherwise stated.

•Net sales were $372.0 million, an increase of 3.0%: (a)

•	Net sales increased $25.9 million, or 7.2%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $5.5 million, or 1.6%.

•
Organic net sales decreased $9.4 million, or 2.6%, due to investments made during the quarter related to our portfolio optimization and the lapping of prior year fill volume associated with distribution gains, promotional activity in the prior year and unfavorable mix impacts. These items were partially offset by the favorable impact of pricing initiatives across several markets including the U.S.

•
Gross Margin percentage was 42.5%, down 10 basis points. Excluding unusuals, gross margin increased by 10 basis points, primarily driven by favorable impact of pricing as well as the year over year benefit of lapping productivity investments made in the prior year. Partially offsetting the favorability was increased investment related to our portfolio optimization, unfavorable impact of mix and the unfavorable impact of foreign currency. (a)

•	A&P spending was 5.4% of net sales, a decrease of 90 basis points, or $2.6 million, versus the prior year, primarily due to timing.

•
SG&A spending, excluding acquisition and integration costs, was $80.7 million, a decrease of $0.2 million over the prior year despite the incremental SG&A of $2.6 million related to the acquired auto care business. SG&A, excluding acquisition and integration costs, was 21.7% of net sales compared to 22.4% in the prior year. (a)

•	Gain on sale of real estate was $1.7 million associated with a land sale, relating to a market we exited as part of our international go-to-market changes initiated after the spin.

•	Earnings before income tax was negatively impacted by the movement in foreign currencies by approximately $4 million, net of hedge impact, in the third fiscal quarter.

•
Income tax rate on a year to date basis was 25.2% as compared to 23.8% in the prior year. Excluding unusual items, the year to date ex-unusual rate was 27.9% as compared to 30.6%, in the prior year. The decrease was primarily driven by adjustments related to our prior year provision estimates and the tax benefit recognized in our income tax provision as a result of the new stock compensation guidance adopted in the first quarter. (a)

•	Net cash from operating activities on a year to date basis was $145.6 million and Free Cash Flow on a year to date basis was $155.3 million, or 12.0% of net sales. (a)

•	Dividend payments in the quarter were approximately $17 million, or $0.275 per share, and approximately $52 million on a year to date basis, or $0.83 per share.

•	Repurchased approximately 192,000 shares of common stock on a year to date basis for $8.6 million. No shares were repurchased during the current quarter. (b)

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) Share repurchases on the Statement of Cash Flows include $0.7 million of fiscal 2016 repurchases that were cash settled in fiscal 2017.

Total Net Sales (In millions - Unaudited)
For the Quarter and Nine Months Ended June 30, 2017
	Q3	% Chg	Nine Months	% Chg
Net Sales - FY'16	$361.0		$1,201.8
Organic	(9.4)	(2.6)%	27.1	2.3%
Impact of acquisition	25.9	7.2%	83.1	6.9%
Impact of currency	(5.5)	(1.6)%	(21.4)	(1.8)%
Net sales - FY'17	$372.0	3.0%	$1,290.6	7.4%

Total net sales increased 3.0%, or $11.0 million:

•	Organic net sales were down 2.6% in the third fiscal quarter due to the following items:

◦
Investments made during the current quarter that related to our portfolio optimization accounted for approximately 2% of the decrease. Our strong performance in the first half of fiscal 2017 allowed us to make these investments in portfolio realignment and are expected to benefit us in the long-term;

◦
The impact of lapping fill volumes associated with distribution gains and promotional activity in the prior year as well as negative mix impacts. These items on a combined basis decreased net sales by approximately 3%; and

◦	Favorable pricing across several markets increased net sales by 2%.

•	Net sales increased $25.9 million, or 7.2%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $5.5 million, or 1.6%.

Total Segment Profit (In millions - Unaudited)
For the Quarter and Nine Months Ended June 30, 2017
	Q3	% Chg	Nine Months	% Chg
Segment Profit - FY'16	$74.8		$284.4
Organic	0.8	1.1%	49.7	17.5%
Impact of acquisition	7.1	9.5%	25.5	9.0%
Impact of currency	(3.4)	(4.6)%	(12.6)	(4.5)%
Segment Profit - FY'17	$79.3	6.0%	$347.0	22.0%

Total Segment Profit in the third fiscal quarter increased $4.5 million, or 6.0%. Excluding the unfavorable movement in foreign currencies of $3.4 million and the favorable impact of the acquisition of $7.1 million, organic segment profit increased $0.8 million, or 1.1%, in the current fiscal quarter. The decline in organic sales was offset by improved gross margin performance primarily due to lapping prior year costs associated with productivity investments and improved pricing in the current quarter. The timing of A&P and SG&A spending also contributed to the organic segment profit increase.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2017
The company has increased its previously communicated adjusted EPS outlook for the full fiscal year to $2.85 to $2.90. This range is inclusive of the results of the recently acquired auto care business.

The company is providing the following assumptions related to the full year financial outlook for fiscal year 2017. All comparisons are with the fiscal year ended September 30, 2016 unless otherwise stated.

•	Net sales are expected to be up mid-single digits:

◦	Organic net sales are expected to be up low-single digits;

◦	The incremental impact of the auto care acquisition increased net sales by 5.2%; and

◦	Unfavorable movements in foreign currencies are now expected to reduce net sales by 1.5% to 2.0%.

•	Gross margin rates, excluding unusuals, are now expected to improve by 125 to 150 basis points.

•
SG&A as a percent of net sales, excluding acquisition and integration expenses, is expected to be at the upper end of our previously guided range of 19% to 20%, representing an improvement of approximately 50 basis points compared to the prior year.

•	Earnings before income taxes (EBIT) is expected to be negatively impacted by the movement in foreign currencies by $15 to $20 million, net of hedge impact, based upon recent currency rates.

•	Income tax rate, excluding integration costs and certain other items, is now expected to be in the range of 28.0% to 28.5%.

•	Capital spending is expected to be in the range of $30 to $35 million.

•	Net Cash from operating activities is expected to exceed $200 million and Free Cash Flow is expected to exceed $190 million.

•	Acquisition and integration costs are expected to be approximately $9.5 to $10 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third fiscal quarter earnings and the updated financial outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/21739
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
Net sales	$372.0	$361.0	$1,290.6	$1,201.8
Cost of products sold (1)	214.0	207.3	693.1	676.7
Gross profit	158.0	153.7	597.5	525.1
Selling, general and administrative expense (1)	83.2	87.0	254.1	254.1
Advertising and sales promotion expense	20.2	22.8	71.1	71.0
Research and development expense	5.1	6.6	16.0	19.1
Amortization of intangible assets	2.8	—	8.4	—
Spin restructuring	—	0.9	(3.8)	1.0
Restructuring	—	—	—	2.5
Gain on sale of real estate	(1.7)	—	(16.9)	—
Interest expense	13.3	13.1	39.7	39.1
Other items, net (1)	4.6	(0.4)	5.0	(0.9)
Earnings before income taxes	30.5	23.7	223.9	139.2
Income tax provision/(benefit)	5.6	(0.5)	56.5	33.1
Net earnings	$24.9	$24.2	$167.4	$106.1

Earnings per share
Basic net earnings per share	$0.40	$0.39	$2.71	$1.71
Diluted net earnings per share	$0.40	$0.39	$2.67	$1.70

Weighted average shares of common stock - Basic	61.8	61.8	61.8	61.9
Weighted average shares of common stock - Diluted	62.8	62.7	62.8	62.5

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration, Restructuring and Spin costs included within these lines.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	June 30, 2017	September 30, 2016
Current assets
Cash and cash equivalents	$404.4	$287.3
Trade receivables, less allowance for doubtful accounts of $5.3 and $6.9, respectively	173.6	190.9
Inventories	301.2	289.2
Other current assets	101.8	122.1
Total current assets	$981.0	$889.5
Property, plant and equipment, net	178.2	201.7
Goodwill	229.6	229.7
Other intangible assets, net	226.4	234.7
Deferred tax asset	45.3	63.7
Other assets	119.5	112.2
Total assets	$1,780.0	$1,731.5

Liabilities and Shareholders' Equity/(Deficit)
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Note payable	108.3	57.4
Accounts payable	182.0	217.0
Other current liabilities	210.9	254.7
Total current liabilities	$505.2	$533.1
Long-term debt	979.2	981.7
Other liabilities	208.6	246.7
Total liabilities	$1,693.0	$1,761.5
Shareholders' equity/(deficit)
Common stock	0.6	0.6
Additional paid-in capital	194.2	194.6
Retained earnings	182.4	70.9
Treasury stock	(24.9)	(30.0)
Accumulated other comprehensive loss	$(265.3)	$(266.1)
Total shareholders' equity/(deficit)	87.0	(30.0)
Total liabilities and shareholders' equity/(deficit)	$1,780.0	$1,731.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Nine Months Ended June 30,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$167.4	$106.1
Non-cash restructuring costs	(2.5)	4.5
Depreciation and amortization	38.3	23.4
Deferred income taxes	2.1	1.9
Share-based compensation expense	17.8	15.3
Gain on sale of real estate	(16.9)	—
Non-cash items included in income, net	5.8	0.5
Other, net	(19.6)	(19.3)
Changes in current assets and liabilities used in operations	(46.8)	9.5
Net cash from operating activities	145.6	141.9

Cash Flow from Investing Activities
Capital expenditures	(17.5)	(17.8)
Proceeds from sale of assets	27.2	1.5
Net cash from/(used by) investing activities	9.7	(16.3)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(3.0)	(2.0)
Net increase in debt with original maturities of 90 days or less	40.7	4.9
Debt issuance costs	(0.8)	—
Dividends paid	(52.1)	(46.4)
Common stock purchased	(9.3)	(21.8)
Taxes paid for withheld share-based payments	(8.2)	(4.1)
Excess tax benefits from share-based payments	—	0.8
Net cash used by financing activities	(32.7)	(68.6)

Effect of exchange rate changes on cash	(5.5)	8.0

Net increase in cash and cash equivalents	117.1	65.0
Cash and cash equivalents, beginning of period	287.3	502.1
Cash and cash equivalents, end of period	$404.4	$567.1

ENERGIZER HOLDINGS, INC.
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Nine Months Ended June 30, 2017

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as costs related to the spin, restructuring activities, acquisition and integration costs, gains on sale of real estate and income tax adjustments. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our three geographic segments including allocations for shared support functions. General corporate and other expenses, Global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to the spin-off, restructuring, acquisition and integration and gains on sale of real estate have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the spin-off, restructurings, acquisition and integration, gains on sale of real estate and income tax adjustments.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of the spin-off, restructurings, acquisition and integration, gains on sale of real estate, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as any other specifically identified non-recurring income tax adjustments.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. The Company acquired an auto care business on July 1, 2016. This includes the impact of the auto care on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the auto care acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring, acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)
As of October 1, 2016, the Company changed its internal reporting structure and is managing operations via three major geographic reportable segments: Americas (North America and Latin America), Europe, Middle East and Africa (“EMEA”), and Asia Pacific. Prior to this year, the Americas segment was reported as two separate geographic reportable segments. The Company changed its internal reporting structure to combine these two geographic regions to better reflect how the Company is managing the operations.
Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.
Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and nine months ended June 30, 2017 and 2016, respectively, are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Net Sales
Americas	$228.6	$213.9	$812.2	$722.5
EMEA	76.6	77.2	265.4	271.4
Asia Pacific	66.8	69.9	213.0	207.9
Total net sales	$372.0	$361.0	$1,290.6	$1,201.8
Segment Profit
Americas	$53.6	$49.1	$237.2	$193.5
EMEA	10.3	8.9	50.4	40.1
Asia Pacific	15.4	16.8	59.4	50.8
Total segment profit	$79.3	$74.8	$347.0	$284.4
General corporate and other expenses (1)	(16.3)	(19.7)	(56.8)	(56.9)
Global marketing expense (1)	(5.0)	(5.1)	(12.0)	(10.4)
Research and development expense	(5.1)	(6.6)	(16.0)	(19.1)
Amortization of intangible assets	(2.8)	—	(8.4)	—
Restructuring (2)	—	(0.1)	—	(4.9)
Acquisition and integration costs (2)	(6.7)	(4.1)	(9.2)	(4.1)
Spin costs (2)	—	(1.9)	—	(10.6)
Spin restructuring	—	(0.9)	3.8	(1.0)
Gain on sale of real estate	1.7	—	16.9	—
Interest expense	(13.3)	(13.1)	(39.7)	(39.1)
Other items, net (3)	(1.3)	0.4	(1.7)	0.9
Total earnings before income taxes	$30.5	$23.7	$223.9	$139.2
(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in unaudited Consolidated Statement of Earnings.
(3) The amounts for the quarter and nine months ended June 30, 2017 on the Consolidated Statement of Earnings included $3.3 million of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2017	2016	2017	2016
Batteries	$325.8	$338.3	$1,138.8	$1,122.9
Other	46.2	22.7	151.8	78.9
Total net sales	$372.0	$361.0	$1,290.6	$1,201.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended June 30,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$30.5	$23.7	$24.9	$24.2	$0.40	$0.39
Impacts: Expense (Income)
Spin costs (1)	—	1.9	—	1.3	—	0.02
Spin restructuring	—	0.9	—	0.7	—	0.01
Restructuring (1)	—	0.1	—	0.1	—	—
Acquisition and integration costs (1)	6.7	4.1	3.1	2.6	0.05	0.04
Gain on sale of real estate	(1.7)	—	(1.3)	—	(0.02)	—
Income tax adjustments	—	—	—	(8.8)	—	(0.14)
Adjusted - Non-GAAP (2)	$35.5	$30.7	$26.7	$20.1	$0.43	$0.32
Weighted average shares - Diluted					62.8	62.7

	For the Nine Months Ended June 30,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$223.9	$139.2	$167.4	$106.1	$2.67	$1.70
Impacts: Expense (Income)
Spin costs (1)	—	10.6	—	7.0	—	0.11
Spin restructuring	(3.8)	1.0	(2.4)	0.9	(0.04)	0.01
Restructuring (1)	—	4.9	—	3.1	—	0.05
Acquisition and integration costs (1)	9.2	4.1	4.7	2.6	0.07	0.04
Gain on sale of real estate	(16.9)	—	(16.5)	—	(0.26)	—
Income tax adjustments	—	—	—	(8.8)	—	(0.14)
Adjusted - Non-GAAP (3)	$212.4	$159.8	$153.2	$110.9	$2.44	$1.77
Weighted average shares - Diluted					62.8	62.5

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) The effective tax rate for the quarter ended June 30, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 24.8% and 34.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was an expense of $3.2 million and $11.1 million, respectively, for the quarters ended June 30, 2017 and 2016.

(3) The effective tax rate for the nine months ended June 30, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 27.9% and 30.6%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was an expense of $2.7 million and $15.8 million, respectively, for the nine months ended June 30, 2017 and 2016.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)

Net Sales	Q1'17	% Chg	Q2'17	% Chg	Q3'17	% Chg	Nine Months '17	% Chg
Americas
Net Sales - prior year	$313.7		194.9		$213.9		$722.5
Organic	33.8	10.8%	(2.8)	(1.4)%	(7.8)	(3.6)%	23.2	3.2%
Impact of acquisition	23.6	7.5%	27.0	13.9%	23.6	11.0%	74.2	10.3%
Impact of currency	(6.0)	(1.9)%	(0.6)	(0.4)%	(1.1)	(0.5)%	(7.7)	(1.1)%
Net Sales - current year	$365.1	16.4%	$218.5	12.1%	$228.6	6.9%	$812.2	12.4%

EMEA
Net Sales - prior year	$117.9		$76.3		$77.2		$271.4
Organic	0.9	0.8%	0.2	0.3%	$1.8	2.3%	$2.9	1.1%
Impact of acquisition	2.4	2.0%	2.0	2.6%	$1.4	1.8%	$5.8	2.1%
Impact of currency	(6.5)	(5.5)%	(4.4)	(5.8)%	$(3.8)	(4.9)%	$(14.7)	(5.4)%
Net Sales - current year	$114.7	(2.7)%	$74.1	(2.9)%	$76.6	(0.8)%	$265.4	(2.2)%

Asia Pacific
Net Sales - prior year	$75.2		$62.8		$69.9		$207.9
Organic	1.8	2.4%	2.6	4.1%	(3.4)	(4.9)%	1.0	0.5%
Impact of acquisition	1.8	2.4%	0.4	0.6%	0.9	1.3%	3.1	1.5%
Impact of currency	1.0	1.3%	0.6	1.0%	(0.6)	(0.8)%	1.0	0.5%
Net Sales - current year	$79.8	6.1%	$66.4	5.7%	$66.8	(4.4)%	$213.0	2.5%

Net Sales
Net Sales - prior year	$506.8		$334.0		$361.0		$1,201.8
Organic	36.5	7.2%	—	—%	(9.4)	(2.6)%	27.1	2.3%
Impact of acquisition	27.8	5.5%	29.4	8.8%	25.9	7.2%	83.1	6.9%
Impact of currency	(11.5)	(2.3)%	(4.4)	(1.3)%	(5.5)	(1.6)%	(21.4)	(1.8)%
Net Sales - current year	$559.6	10.4%	$359.0	7.5%	$372.0	3.0%	$1,290.6	7.4%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)

Segment Profit	Q1'17	% Chg	Q2'17	% Chg	Q3'17	% Chg	Nine Months '17	% Chg
Americas
Segment Profit - prior year	$98.7		$45.7		$49.1		$193.5
Organic	22.4	22.7%	6.6	14.4%	(0.5)	(1.0)%	28.5	14.7%
Impact of acquisition	5.8	5.9%	8.7	19.0%	5.9	12.0%	20.4	10.5%
Impact of currency	(3.8)	(3.9)%	(0.5)	(1.0)%	(0.9)	(1.8)%	(5.2)	(2.6)%
Segment Profit - current year	$123.1	24.7%	$60.5	32.4%	$53.6	9.2%	$237.2	22.6%

EMEA
Segment Profit - prior year	$23.0		$8.2		$8.9		$40.1
Organic	5.8	25.2%	6.7	81.7%	2.8	31.5%	15.3	38.2%
Impact of acquisition	1.4	6.1%	1.2	14.6%	0.7	7.9%	3.3	8.2%
Impact of currency	(4.1)	(17.8)%	(2.1)	(25.6)%	(2.1)	(23.7)%	(8.3)	(20.7)%
Segment Profit - current year	$26.1	13.5%	$14.0	70.7%	$10.3	15.7%	$50.4	25.7%

Asia Pacific
Segment Profit - prior year	$19.5		$14.5		$16.8		$50.8
Organic	3.4	17.4%	4.0	27.6%	(1.5)	(8.9)%	5.9	11.6%
Impact of acquisition	1.0	5.1%	0.3	2.1%	0.5	3.0%	1.8	3.5%
Impact of currency	0.8	4.2%	0.5	3.4%	(0.4)	(2.4)%	0.9	1.8%
Segment Profit - current year	$24.7	26.7%	$19.3	33.1%	$15.4	(8.3)%	$59.4	16.9%

Total Segment Profit
Segment Profit - prior year	$141.2		$68.4		$74.8		$284.4
Organic	31.6	22.4%	17.3	25.3%	0.8	1.1%	49.7	17.5%
Impact of acquisition	8.2	5.8%	10.2	14.9%	7.1	9.5%	25.5	9.0%
Impact of currency	(7.1)	(5.0)%	(2.1)	(3.1)%	(3.4)	(4.6)%	(12.6)	(4.5)%
Segment Profit - current year	$173.9	23.2%	$93.8	37.1%	$79.3	6.0%	$347.0	22.0%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)

Gross Profit	Q1'17	Q2'17	Q3'17	Q1'16	Q2'16	Q3'16	Q3'17 YTD	Q3'16 YTD
Net Sales	$559.6	$359.0	$372.0	$506.8	$334.0	$361.0	$1,290.6	$1,201.8
Cost of products sold - adjusted	288.0	190.9	213.1	275.9	190.7	207.3	692.0	673.9
Adjusted Gross Profit	$271.6	$168.1	$158.9	$230.9	$143.3	$153.7	$598.6	$527.9
Adjusted Gross Margin	48.5%	46.8%	42.7%	45.6%	42.9%	42.6%	46.4%	43.9%
Restructuring (included in Cost of products sold)	—	—	—	1.1	1.2	0.1	—	2.4
Spin	—	—	—	—	0.5	(0.1)	—	0.4
Acquisition and integration costs	—	0.2	0.9	—	—	—	1.1	—
Reported Cost of products sold	288.0	191.1	214.0	277.0	192.4	207.3	693.1	676.7
Reported Gross Profit	$271.6	$167.9	$158.0	$229.8	$141.6	$153.7	$597.5	$525.1
Reported Gross Margin	48.5%	46.8%	42.5%	45.3%	42.4%	42.6%	46.3%	43.7%

SG&A	Q1'17	Q2'17	Q3'17	Q1'16	Q2'16	Q3'16	Q3'17 YTD	Q3'16 YTD
Segment SG&A	$65.0	$60.1	$62.4	$59.2	$57.3	$57.2	$187.5	$173.7
Corporate SG&A	14.1	26.4	16.5	16.6	21.3	19.3	57.0	57.2
Global Marketing	1.4	1.6	1.8	1.9	2.6	4.4	4.8	8.9
SG&A Adjusted - subtotal	$80.5	$88.1	$80.7	$77.7	$81.2	$80.9	$249.3	$239.8
SG&A Adjusted % of Net Sales	14.4%	24.5%	21.7%	15.3%	24.3%	22.4%	19.3%	20.0%
Acquisition and integration costs	0.8	1.5	2.5	—	—	4.1	4.8	4.1
Spin	—	—	—	6.0	2.2	2.0	—	10.2
Reported SG&A	$81.3	$89.6	$83.2	$83.7	$83.4	$87.0	$254.1	$254.1
Reported SG&A % of Net Sales	14.5%	25.0%	22.4%	16.5%	25.0%	24.1%	19.7%	21.1%

Restructuring	Q1'17	Q2'17	Q3'17	Q1'16	Q2'16	Q3'16	Q3'17 YTD	Q3'16 YTD
Restructuring	$—	$—	$—	$2.2	$0.3	$—	$—	$2.5
Restructuring (COGS)	—	—	—	1.1	1.2	0.1	—	2.4
Restructuring - subtotal	$—	$—	$—	$3.3	$1.5	$0.1	$—	$4.9

Spin	Q1'17	Q2'17	Q3'17	Q1'16	Q2'16	Q3'16	Q3'17 YTD	Q3'16 YTD
Spin (SG&A)	$—	$—	$—	$6.0	$2.2	$2.0	$—	$10.2
Spin (COGS)	—	—	—	—	0.5	(0.1)	—	0.4
Spin restructuring (income)/expense	(1.3)	(2.5)	—	0.9	(0.8)	0.9	(3.8)	1.0
Spin (income)/expense- subtotal	$(1.3)	$(2.5)	$—	$6.9	$1.9	$2.8	$(3.8)	$11.6

Acquisition and integration	Q1'17	Q2'17	Q3'17	Q1'16	Q2'16	Q3'16	Q3'17 YTD	Q3'16 YTD
Acquisition and integration costs (COGS)	$—	$0.2	$0.9	$—	$—	$—	$1.1	$—
Acquisition and integration costs (SG&A)	0.8	1.5	2.5	—	—	4.1	4.8	4.1
Acquisition and integration costs (Other items, net)	—	—	3.3	—	—	—	3.3	—
Acquisition and integration costs- subtotal	$0.8	$1.7	$6.7	$—	$—	$4.1	$9.2	$4.1

Free Cash Flow	Q3'17 YTD	Q3'16 YTD
Net cash from operating activities	$145.6	$141.9
Capital expenditures	(17.5)	(17.8)
Proceeds from sale of assets	27.2	1.5
Free Cash Flow - subtotal	$155.3	$125.6

Energizer Holdings, Inc.
Supplemental Schedules - Reconciliations of Non-GAAP Outlook
For the Quarter and Nine Months Ended June 30, 2017
(In millions, except per share data - Unaudited)

The following tables provides a reconciliation of Adjusted EPS and Free Cash Flow, which are non-GAAP measures, included within the Company's outlook for projected fiscal 2017 results:

Fiscal Year 2017 Adjusted EPS Outlook Reconciliation
Fiscal Year 2017 - GAAP EPS Outlook	$3.07	to	$3.13
Acquisition and integration costs	$0.08	to	$0.07
Gain on sale of real estate	($0.26)
Spin restructuring income	($0.04)
Fiscal Year 2017 - Adjusted EPS Outlook	$2.85	to	$2.90

Fiscal Year 2017 Free Cash Flow Outlook Reconciliation
Net cash from operating activities		> $200
Capital expenditures		($30)	to	($35)
Proceeds from sale of assets	approximately	$25	to	$30
Free Cash Flow		> $190